Filed pursuant to Rule 424(b)(3)

Registration No. 333-264581

PROSPECTUS

PURECYCLE TECHNOLOGIES, INC.

53,571,408 Shares of Common Stock

This prospectus relates to the offer and sale from time to time, on a resale basis, by the selling stockholders identified herein (the “Selling Stockholders”) or their permitted transferees, of up to an aggregate of 53,571,408 shares of our common stock, par value $0.001 per share (“Common Stock”), consisting of: (i) 35,714,272 shares of Common Stock that are issued and outstanding (the “Private Placement Common Stock”) and (ii) 17,857,136 shares of Common Stock issuable upon exercise of Series A warrants held by the Selling Stockholders (the “Series A Warrants”). The shares of Private Placement Common Stock and Series A Warrants were issued to the Selling Stockholders in connection with a private placement we completed on March 17, 2022 (the “Private Placement”). We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock. Upon any exercise of the Series A Warrants by payment of cash, however, we will receive the exercise price of the Series A Warrants.

The Selling Stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in the section entitled “Plan of Distribution” beginning on page 22. Discounts, concessions, commissions and similar selling expenses attributable to the sale of Common Stock covered by this prospectus will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Common Stock with the Securities and Exchange Commission (the “SEC”).

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our Common Stock.

Our Common Stock, publicly traded warrants and publicly traded units are listed on the Nasdaq Capital Market (“NASDAQ”) under the symbols “PCT,” “PCTTW” and “PCTTU,” respectively. On May 5, 2022, the last reported sales price of our Common Stock was $8.32 per share, the last reported sales price of our publicly traded warrants (“Company Warrants”) was $3.06 per Company Warrant and the last reported sales price of our units was $10.63 per unit.

We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our Common Stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2022.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, offer and sell, on a resale basis, the securities described in this prospectus in one or more offerings. The Selling Stockholders may use the shelf registration statement to sell up to an aggregate of up to 53,571,408 shares of Common Stock from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the shares of Common Stock being offered and the terms of the offering.

We will not receive any proceeds from the sale by the Selling Stockholders of the securities offered by them described in this prospectus, except with respect to amounts received by us upon exercise of the Series A Warrants to the extent such warrants are exercised for cash.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. We and the Selling Stockholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or any free writing prospectus we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any related free writing prospectus. This prospectus and any accompanying prospectus supplement is not an offer to sell any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front cover of such document, regardless of the time of delivery of this prospectus or time of any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. See “Where You Can Find More Information.”

Unless the context otherwise requires, all references to “PCT,” “PureCycle,” the “Company,” “we,” “us,” or “our” refer to PureCycle Technologies, Inc.

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SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus and in the documents we incorporate by reference into this prospectus. The summary is not complete and does not contain all of the information that you should consider before investing in our Common Stock. After you read this summary, you should read and consider carefully the entire prospectus and any prospectus supplement and the more detailed information and financial statements and related notes that are incorporated by reference into this prospectus and any prospectus supplement. If you invest in our shares, you are assuming a high degree of risk.

The Company

PCT is commercializing a patented purification recycling technology (the “Technology”), originally developed by The Procter & Gamble Company (“P&G”), for restoring waste polypropylene into resin with near-virgin characteristics, called ultra-pure recycled (“UPR”) resin, which has nearly identical properties and applicability for reuse as virgin polypropylene. PCT has a global license for the Technology from P&G. We are currently building our first commercial scale recycling facility (the "Ironton Facility"), which is expected to have capacity of approximately 107 million pounds/year when fully operational. Production is expected to commence in late 2022 and the plant is expected to be fully operational in 2023. Our goal is to create an important new segment of the global polypropylene market that will assist multinational entities in meeting their sustainability goals, provide consumers with polypropylene-based products that are sustainable, and reduce overall polypropylene waste in the world’s landfills and oceans.

PCT’s process includes two steps: Feed Pre-Processing (“Feed PreP”) and the use of the Technology for purification. The Feed PreP step will collect, sort, and prepare polypropylene waste (“feedstock”) for purification. The purification step is a purification recycling process that uses a combination of solvent, temperature, and pressure to return the feedstock to near-virgin condition through a novel configuration of commercially available equipment and unit operations. The purification process puts the plastic through a physical extraction process using super critical fluids that both extract and filter out contaminants and purify the color, opacity, and odor of the plastic without changing the bonds of the polymer. By not altering the chemical makeup of the polymer, the Company is able to use significantly less energy and reduce production costs as compared to virgin resin.

PCT intends to build new recycling production facilities globally. In addition to the Ironton Facility, and our first cluster facility to be located in Augusta, Georgia (the “Augusta Facility”), we currently expect the next plants to be located in Asia and Europe. The Augusta Facility will be our first scaled up “cluster” site model. Pre-engineering for the design and installation of multiple commercial lines at the Augusta Facility is currently underway and is expected to create efficiencies across the construction and permitting processes.

Background

On March 17, 2021, PCT consummated the previously-announced business combination (“Business Combination”) by and among Roth CH Acquisition I Co., a Delaware corporation (“ROCH”), Roth CH Acquisition I Co. Parent Corp., a Delaware corporation and wholly owned direct subsidiary of ROCH (“ParentCo”), Roth CH Merger Sub LLC, a Delaware limited liability company and wholly owned direct subsidiary of Parent Co, Roth CH Merger Sub Corp., a Delaware corporation and wholly owned direct subsidiary of ParentCo and PureCycle Technologies LLC (“PCT LLC”) pursuant to the Agreement and Plan of Merger dated as of November 16, 2020, as amended from time to time (the “Merger Agreement”).

Upon the completion of the Business Combination and the other transactions contemplated by the Merger Agreement (the “Transactions”, and such completion, the “Closing”), ROCH changed its name to PureCycle Technologies Holdings Corp. and became a wholly owned direct subsidiary of ParentCo, PCT LLC became a wholly owned direct subsidiary of PureCycle Technologies Holdings Corp. and a wholly owned indirect subsidiary of ParentCo, and ParentCo changed its name to PureCycle Technologies, Inc. The Common Stock, units and Company Warrants are now listed on the Nasdaq Capital Market (“NASDAQ”) under the symbols “PCT,” “PCTTU” and “PCTTW,” respectively.

Private Placement

On or before March 7, 2022, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “Investors”), pursuant to which the Company agreed to sell to the Investors, in the Private Placement, an aggregate of 35,714,272 shares of Common Stock and Series A Warrants to purchase an aggregate of 17,857,136 shares of Common Stock at a price of $7.00 per share of Common Stock and one-half (1/2) of one Series A Warrant. The Series A Warrants have an exercise price of $11.50 per share, will be exercisable beginning on the calendar day following the six month anniversary of the date of issuance, will expire on March 17, 2026 and are redeemable at a price of $0.01 per Series A Warrant if the last sales price of the Common Stock has been equal to or greater than $18.00 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) for any twenty (20) trading days within a thirty (30) trading day period commencing after the Series A Warrants become exercisable. The Private Placement closed on March 17, 2022.

The issuance and sale of the shares of Common Stock and the Series A Warrants pursuant to the Subscription Agreements and the issuance and sale of the shares of Common Stock issuable upon exercise of the Series A Warrants were not registered under the Securities Act of 1933 (the “Securities Act”) and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder.

We are filing the registration statement of which this prospectus forms a part to satisfy our obligations under the Subscription Agreements.

Emerging Growth Company

PCT is an “emerging growth company” as defined in Section 2(a) of the Securities Act , and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. PCT expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare PCT’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

PCT will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2025, (b) the last date of PCT’s fiscal year in which it had total annual gross revenue of at least $1.07 billion, (c) the date on which PCT is deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which PCT has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Corporate Information

The mailing address of PCT’s principal executive office is 5950 Hazeltine National Drive, Suite 650, Orlando, Florida 32822, and its telephone number is 877-648-3565.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider and evaluate the risk factors included in our most recent Annual Report on Form 10-K, as may be updated by our subsequent filings under the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference into this prospectus, including Quarterly Reports on Form 10-Q, together with the risk factors and other information contained in or incorporated by reference into any applicable prospectus supplement, before making an investment decision. The occurrence of any of these risks and uncertainties could harm our business, financial condition or results of operations. As a result, the trading price of our Common Stock could decline and you could lose all or part of your investment.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contains and incorporates by reference statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the “forward-looking” statements as defined in Section 27A of the Securities Act, Section 21E of the Exchange Act, the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the SEC, all as may be amended from time to time. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions (or the negative versions of such words or expressions), but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and any prospectus supplement and in the documents incorporated by reference herein.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made in light of information currently available to us, we caution you that forward-looking statements are not guarantees of future performance and that our actual results or performance to be materially different from those expressed, implied or suggested by the forward-looking statements contained in this prospectus and any prospectus supplement. In addition, even if our actual results or performance are consistent with the forward-looking statements contained in this prospectus and any prospectus supplement, those results or developments may not be indicative of results or developments in subsequent periods.

We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to, the risks and uncertainties outlined in the “Risk Factors” incorporated by reference into this prospectus from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and contained in or incorporated by reference into any prospectus supplement and other matters described herein generally. Some of these factors include:

•	PCT's ability to meet, and to continue to meet, applicable regulatory requirements for the use of PCT’s UPR resin in food grade applications (both in the United States and abroad);

•	PCT's ability to comply on an ongoing basis with the numerous regulatory requirements applicable to the UPR resin and PCT’s facilities (both in the United States and abroad);

•	expectations and changes regarding PCT’s strategies and future financial performance, including its future business plans, expansion plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and PCT’s ability to invest in growth initiatives;

•	PCT’s ability to scale and build the Ironton Facility in a timely and cost-effective manner;

•	PCT’s ability to complete the necessary funding with respect to, and complete the construction of the Augusta Facility in a timely and cost-effective manner;

•	PCT’s ability to sort and process polypropylene plastic waste at its plastic waste prep facilities;

•	PCT’s ability to maintain exclusivity under the P&G license;

•	the implementation, market acceptance and success of PCT’s business model and growth strategy;

•	the success or profitability of PCT’s offtake arrangements;

•	the ability to source feedstock with a high polypropylene content;

•	PCT’s future capital requirements and sources and uses of cash;

•	PCT’s ability to obtain funding for its operations and future growth;

•	developments and projections relating to PCT’s competitors and industry;

•	the outcome of any legal or regulatory proceedings to which PCT is, or may become, a party including the recently filed securities class action case;

•	the ability to recognize the anticipated benefits of the Business Combination;

•	unexpected costs related to the Business Combination;

•	geopolitical risk and changes in applicable laws or regulations;

•	the possibility that PCT may be adversely affected by other economic, business, and/or competitive factors;

•	labor shortages and turnover or increases in employees and employee-related costs;

•	the potential impact of climate change on the company, including physical and transition risks, higher regulatory and compliance costs, reputational risks, and availability of capital on attractive terms;

•	operational risk; and

•	the risk that the COVID-19 pandemic, including any new and emerging variants and the efficacy and distribution of vaccines, and local, state, federal and international responses to addressing the pandemic may have an adverse effect on PCT’s business operations, as well as PCT’s financial condition and results of operations.

In light of the foregoing, we caution you not to place undue reliance on our forward-looking statements. Any forward-looking statement that we make in this prospectus and any prospectus supplement speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

USE OF PROCEEDS

All of the shares of our Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $205,357,058.25 from the exercise of all Series A Warrants, assuming the exercise in full of all such warrants for cash.

We expect to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. Our management will have broad discretion over the use of proceeds from the cash exercise of the Series A Warrants.

There is no assurance that the holders of the Series A Warrants will elect to exercise any or all of the Series A Warrants. To the extent that the Series A Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Series A Warrants will decrease.

DESCRIPTION OF SECURITIES

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (“Amended and Restated Certificate of Incorporation”) and Amended and Restated Bylaws (“Amended and Restated Bylaws”). We encourage you to read these documents and the applicable portion of the Delaware General Corporation Law, as amended (the “DGCL”) and our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws carefully and in their entirety because they describe your rights as a holder of shares of our Common Stock.

Common Stock

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 25,000,000 shares of undesignated preferred stock, par value $0.001 per share.

Holders of the Company’s Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of the Company’s Common Stock do not have cumulative voting rights in the election of directors. Upon the Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of the Company’s Common Stock will be entitled to receive pro rata the Company’s remaining assets available for distribution. Holders of the Company’s Common Stock do not have preemptive, subscription, redemption or conversion rights. The Company’s Common Stock will not be subject to further calls or assessment by the Company. There will be no redemption or sinking fund provisions applicable to the Company’s Common Stock. All shares of the Company’s Common Stock that are outstanding are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of the Company’s Common Stock will be subject to those of the holders of any shares of the Company’s preferred stock the Company may authorize and issue in the future.

When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by a majority vote of the holders of shares of capital stock present or represented at the meeting and voting affirmatively or negatively on such matter. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient to elect such directors.

Preferred Stock

The Amended and Restated Certificate of Incorporation authorizes the Company’s board of directors to establish one or more series of preferred stock. Unless required by law or by NASDAQ, the authorized shares of preferred stock will be available for issuance without further action by you. The Company’s board of directors is authorized to fix from time to time before issuance the number of preferred shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Company’s board of directors with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

•	the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

•	the voting powers, if any, and whether such voting powers are full or limited in such series;

•	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

•	whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

•	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

•	the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

•	the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

•	the provisions, if any, of a sinking fund applicable to such series; and

•	any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

•	all as may be determined from time to time by the Company’s board of directors and stated or expressed in the resolution or resolutions providing for the issuance of such preferred stock (collectively, a “Preferred Stock Designation”).

The Company could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of the Company’s Common Stock might believe to be in their best interests or in which the holders of the Company’s Common Stock might receive a premium for their Common Stock over its market price. Additionally, the issuance of preferred stock may adversely affect the rights of holders of the Company’s Common Stock by restricting dividends on the Company’s Common Stock, diluting the voting power of the Company’s Common Stock or subordinating the liquidation rights of the Company’s Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Company’s Common Stock. The Company has no current plans to issue any series of preferred stock.

Company Warrants

As of April 25, 2022, we had 5,881,639 Company Warrants issued and outstanding. Pursuant to the Warrant Agreement (as defined below), a holder of a Company Warrant may exercise its Company Warrants only for a whole number of shares of Common Stock. This means that only a whole Company Warrant may be exercised at any given time by a holder of a Company Warrant. No fractional Company Warrants were issued upon separation of the Units (as defined below) and only whole Company Warrants trade on NASDAQ. Each Company Warrant become exercisable on May 4, 2021 and will expire five years after the completion of the Business Combination, or earlier upon redemption.

The outstanding Company Warrants may be called for redemption, in whole and not in part, at a price of $0.01 per Warrant:

•	at any time after the Company Warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each Company Warrant holder;

•	if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period commencing after the Company Warrants become exercisable and ending on the third business day prior to the notice of redemption to Company Warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Company Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Company Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Company Warrant will have no further rights except to receive the redemption price for such holder’s Company Warrant upon surrender of such Company Warrant.

The redemption criteria for the Company Warrants have been established at a price which is intended to provide Company Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Company Warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the Company Warrants.

If the Company Warrants are called for redemption as described above, management will have the option to require all holders that wish to exercise Company Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Company Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Company Warrants, multiplied by the difference between the exercise price of the Company Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Company Warrants. Whether we will exercise our option to require all holders to exercise their Company Warrants on a “cashless basis” will depend on a variety of factors including the price of the Common Stock at the time the Company Warrants are called for redemption, ongoing cash needs at such time and concerns regarding dilutive share issuances.

The Company Warrants have been issued in registered form under a warrant agreement (the “Warrant Agreement”) between Continental Stock Transfer & Trust Company, as warrant agent, and ROCH. The Warrant Agreement provides that the terms of the Company Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Company Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Company Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the Company Warrants will not be adjusted for issuances of shares of Common Stock at a price below the applicable exercise price.

The Company Warrants may be exercised upon surrender of the Company Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Company Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check, for the number of Company Warrants being exercised. The Company Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Company Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Company Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Company Warrant holders may elect to be subject to a restriction on the exercise of their Company Warrants such that an electing Company Warrant holder would not be able to exercise their Company Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the shares of Common Stock outstanding.

No fractional shares will be issued upon exercise of the Company Warrants. If, upon exercise of the Company Warrants, a holder would be entitled to receive a fractional interest in a share, upon exercise, the number of shares of Common Stock to be issued to the Warrant holder will be rounded down to the nearest whole number.

Units

As of April 25, 2022, we had 50,594 units issued and outstanding (the “Units”). All Units outstanding reflect a unit consisting of one share of Common Stock and three-quarters of one redeemable Company Warrant to purchase Common Stock.

Dividends

We have not declared or paid any cash dividends on our Common Stock and do not presently intend to pay any cash dividends in the foreseeable future. The payment of dividends is subject to the discretion of the Company’s board of directors. Our board of directors bases its decisions regarding dividends on, among other things, general business conditions, our financial results, contractual, legal and regulatory restrictions regarding dividend payments and any other factors that the board may consider relevant.

Listing

Our Common Stock, Company Warrants and Units trade on NASDAQ under the symbols “PCT,” “PCTTW” and “PCTTU,” respectively.

Annual Stockholder Meetings

The Amended and Restated Bylaws provide that annual stockholder meetings will be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the Company’s board of directors, the Chief Executive Officer of the Company (the “Chief Executive Officer”) or the chairman of the board of directors of the Company (the “Chairman”) and as will be designated in the notice of the annual meeting.

Anti-Takeover Effects of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain and the DGCL contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Company’s board of directors. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Company’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of the Company’s Common Stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which would apply if and so long as the Company’s Common Stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Company’s board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of the Company’s management. Moreover, the Company’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved Common Stock or preferred stock may be to enable the Company’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive the Company’s stockholders of opportunities to sell their shares of the Company’s Common Stock at prices higher than prevailing market prices.

Classified Board of Directors

The Company’s directors, other than those who may be elected by the holders of any future series of preferred stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III, until the date (the “Sunset Date”) of the first annual meeting of the stockholders that is held after the fifth anniversary of the effectiveness of the Amended and Restated Certificate of Incorporation. At any meeting of stockholders at which directors are to be elected prior to the Sunset Date, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first elected to Class I will hold office for a term expiring at the annual meeting of stockholders to be held on May 11, 2022; the directors first elected to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2023; and the directors first elected to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2024, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Company held prior to the Sunset Date, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. All directors elected at annual meetings of stockholders held on or after the Sunset Date will be elected for terms expiring at the next annual meeting of stockholders and will not be subject to the classification provisions set forth above. Subject to the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation, directors may be elected by the stockholders only at an annual meeting of stockholders.

As a result of internal deliberations, ongoing conversations with stockholders and the Company’s ongoing to commitment to forward-leaning corporate governance practices, the Company’s board of directors determined that it is in the best interests of the Company and its stockholders to submit a proposal at the 2023 annual meeting of stockholders to amend the Company’s Certificate of Incorporation and Bylaws to remove the board classifications described above (the “Planned Declassification Amendments”). The Planned Declassification Amendments will allow the Company’s stockholders to vote on the election of the entire board of directors each year commencing with the annual meeting of stockholders in 2023, rather than on a staggered basis as with the Company’s current classified board structure.

Removal of Directors; Vacancies

Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation and other than a ROCH Designated Director (as defined in the Investor Rights Agreement), who may be removed for any reason following the expiration of the Director Designation Period (as defined in the Investor Rights Agreement) with the approval of a majority of the directors of the Company (other than the ROCH Designated Directors (as defined in our Amended and Restated Bylaws)), the Amended and Restated Certificate of Incorporation provides that, until the Sunset Date, directors may be removed by the stockholders only for cause and following the Sunset Date, directors may be removed by the stockholders with or without cause, in each case, by the affirmative vote of the holders of a majority of the voting power of the outstanding voting stock, voting together as a single class, at any annual meeting or special meeting of the stockholders where the notice of which states that the removal of a director or directors is among the purposes of the meeting and identifies the director or directors proposed to be removed.

Subject to (a) the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation and (b) the Investor Rights Agreement, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred (or, if such directorship was created or vacancy occurred after the Sunset Date, until the next annual meeting of stockholders) and until such director’s successor has been elected and qualified. No decrease in the number of directors constituting the board of directors may shorten the term of any incumbent director.

Special Stockholder Meetings

Subject to the rights of the holders of any future series of preferred stock, special meetings of stockholders may be called only (i) by the Chairman, (ii) by the Chief Executive Officer, or (iii) by the Secretary of the Company (the “Secretary”) acting at the request of the Chairman, the Chief Executive Officer or a majority of the total number of directors that the Company would have if there were no vacancies on its board of directors. At any annual meeting or special meeting of stockholders, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Amended and Restated Bylaws.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

The Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be properly brought before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice relating to any nomination or other business to be brought before an annual meeting must be delivered to the Secretary at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Notwithstanding the foregoing, in the event that the number of directors to be elected to the board of directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due and there is no public announcement by the Company naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it will be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

To be timely, a stockholder’s notice relating to the nomination of a director to the Company’s board of directors to be brought before a special meeting, if permitted, will be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. The Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice. Notwithstanding the foregoing notice requirements, the notice requirements will not apply to director nominations pursuant the Pure Crown Side Letter (as defined in the Amended and Restated Bylaws).

These notice provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Consent of Stockholders in Lieu of Meeting

Subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be taken without a meeting by means of any consent in writing of such stockholder.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Amendment of the Amended and Restated Certificate of Incorporation

The Amended and Restated Certificate of Incorporation provides that the Company reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in the Amended and Restated Certificate of Incorporation. Notwithstanding any inconsistent provision of the Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of preferred stock required by law, (a) until the Sunset Date, the affirmative vote of the holders of at least 66 2∕3% of the voting power, and (b) following the Sunset Date, the affirmative vote of the holders of a majority of the voting power, in the case of each of (a) and (b), of the outstanding capital stock entitled to vote, voting together as a single class, will be required to amend, alter, change or repeal, or adopt any provision inconsistent with, certain provisions, as noted in the Amended and Restated Certificate of Incorporation, or the definition of any capitalized terms used therein or any successor provision.

Amendment of the Amended and Restated Bylaws

The Amended and Restated Bylaws may be amended in any respect or repealed at any time, either (a) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been properly described or referred to in the notice of such meeting, or (b) by the Company’s board of directors, provided that no amendment adopted by the board of directors may vary or conflict with any amendment adopted by the stockholders in accordance with the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. Notwithstanding the foregoing and anything contained in the Amended and Restated Bylaws, certain provisions of the Amended and Restated Bylaws may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without (a) until the Sunset Date, the affirmative vote of the holders of at least 66 2∕3% of the Company’s outstanding capital stock entitled to vote, voting together as a single class and (b) following the Sunset Date, the affirmative vote of the holders of a majority of the Company’s outstanding capital stock entitled to vote, voting together as a single class.

Exclusive Forum Selection

The Amended and Restated Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Amended and Restated Bylaws or the Amended and Restated Certificate of Incorporation (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Chancery Court, or (iv) any action, suit or proceeding asserting a claim against the Company governed by the internal affairs doctrine; and (b) subject to the preceding provisions, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder will be deemed to have consented to (1) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (2) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Company will be deemed to have notice of and consented to such provisions of the Amended and Restated Certificate of Incorporation. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director for any breach of the director’s duty of loyalty to the Company or its stockholders, or if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Amended and Restated Certificate of Incorporation provides that the Company must indemnify and advance expenses to the Company’s directors and officers to the fullest extent authorized by the DGCL. The Company also is expressly authorized to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Amended and Restated Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

PRIVATE PLACEMENT OF SHARES OF COMMON STOCK AND SERIES A WARRANTS

On or before March 7, 2022, the Company entered into the Subscription Agreements with the Investors, pursuant to which the Company agreed to sell to the Investors, in the Private Placement, an aggregate of 35,714,272 shares of Common Stock and Series A Warrants to purchase an aggregate of 17,857,136 shares of Common Stock at a price of $7.00 per share of Common Stock and one-half (1/2) of one Series A Warrant. The Series A Warrants have an exercise price of $11.50 per share, will be exercisable beginning on the calendar day following the six month anniversary of the date of issuance, will expire on March 17, 2026 and are redeemable at a price of $0.01 per Series A Warrant if the last sales price of the Common Stock has been equal to or greater than $18.00 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) for any twenty (20) trading days within a thirty (30) trading day period commencing after the Series A Warrants become exercisable. The Private Placement closed on March 17, 2022.

The issuance and sale of the shares of Common Stock and the Series A Warrants pursuant to the Subscription Agreements and the issuance and sale of the shares of Common Stock issuable upon exercise of the Series A Warrants were not registered under the Securities Act and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder.

We are filing the registration statement of which this prospectus forms a part to satisfy our obligations under the Subscription Agreements.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale, on a resale basis, by the Selling Stockholders or their permitted transferees from time to time of up to 53,571,408 shares of our Common Stock, which consists of: (i) 35,714,272 shares of Common Stock issued and outstanding and (ii) 17,857,136 shares of Common Stock issuable upon exercise of the Series A Warrants.

The Selling Stockholders may from time to time offer and sell any or all of our Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in our Common Stock other than through a public sale. Except as otherwise described below and for the ownership of the shares of our Common Stock, the Selling Stockholders have not had any material relationship with us within the past three years.

The following table sets forth, as of April 11, 2022, the names of the Selling Stockholders, the aggregate number of shares of Common Stock beneficially owned, the aggregate number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus and the number of shares of Common Stock beneficially owned by the Selling Stockholders after the sale of the securities offered hereby. For purposes of the following table, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering. However, under the terms of the Subscription Agreements, a Selling Stockholder may not exercise the Series A Warrants to the extent that the Common Stock issuable upon exercise thereof, after giving effect to such issuance, (x) would cause such Selling Stockholder’s ownership to exceed 19.9% of the outstanding shares of the Common Stock or 19.9% of the outstanding voting power of the Company as of immediately prior to the closing and prior to giving effect to the issuance of shares of Common Stock pursuant to the relevant Subscription Agreement and (y) would result in the aggregate number of shares of Common Stock issued to the Selling Stockholder at a price that is below the “Minimum Price” as determined consistently with Nasdaq Listing Rule 5635(d) to exceed 19.9% of the outstanding shares of the Common Stock or 19.9% of the outstanding voting power of the Company as of immediately prior to the closing and prior to giving effect to the issuance of Private Placement Common Stock and Series A Warrants pursuant to the Subscription Agreements. We have based percentage ownership on 163,232,953 shares of Common Stock outstanding as of April 25, 2022. The 163,232,953 shares of Common Stock outstanding exclude 4,000,000 shares of Common Stock which may be issued to the previous unitholders of PCT LLC subject to the achievement of certain stock price targets and upon commissioning of the Ironton Facility.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholders have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no Selling Stockholder is a broker-dealer or an affiliate of a broker dealer.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Stockholder’s method of distributing these shares.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering	Percent of Common Stock Beneficially Owned After Offering
Atalan Master Fund, LP(2)	2,392,243	2,142,855	963,673	*
BEMAP Master Fund Ltd.(3)	365,555	232,317	210,677	*
BEMAP Master Fund Ltd.(4)	1,168,806	790,050	642,106	*
Blackwell Partners LLC - Series A(5)	2,360,893	1,421,400	1,413,293	*
Daniel Patrick Gibson(6)	714,300	1,071,450	—	*
Encompass Capital E L Master Fund L.P.(7)	1,019,332	695,556	555,628	*
Encompass Capital Energy Transition Master Fund L.P.(8)	70,799	58,089	32,073	*
Encompass Capital Master Fund L.P.(9)	1,786,310	1,156,893	1,015,048	*
Gibsons’ Korner LLC(10)	142,900	214,350	—	*
Howard Hughes Medical Institute(11)	1,628,570	642,855	1,200,000	*
Jeffrey R. Fieler(12)	1,866,558	1,071,426	1,152,274	*
Matthew Charles Whitehead(13)	71,400	107,100	—	*
Michael Otworth(14)	4,140,121	214,284	3,997,265	2.45%
Multi-Asset Strategies Fund, LLC(15)	1,000,000	1,500,000	—	*
President and Fellows of Harvard College(16)	2,498,170	2,142,855	1,069,600	*
Pure Crown LLC(17)	9,716,394	3,214,284	7,573,538	4.64%
Samlyn Long Alpha Master Fund, Ltd.(18)	370,381	555,572	—	*
Samlyn Net Neutral Master Fund, Ltd.(19)	3,423,045	3,185,332	1,299,490	*
Samlyn Offshore Master Fund, Ltd.(20)	3,917,553	3,391,014	1,656,877	1.02%
Samlyn Onshore Fund, LP(21)	1,663,013	1,439,508	703,341	*
SK Geo Centric Co., Ltd.(22)	7,857,142	11,785,713	—	*
Sylebra Capital Menlo Master Fund(23)	2,035,213	2,156,700	597,413	*
Sylebra Capital Parc Master Fund(24)	6,881,883	3,869,850	4,301,983	2.64%
Sylebra Capital Partners Master Fund, Ltd.(25)	16,746,461	8,369,100	11,167,061	6.84%
The Glockner Chevrolet Company(26)	1,428,570	2,142,855	—	*

* less than 1%

(1)	Does not reflect shares of Common Stock issuable upon exercise of Series A Warrants as the Series A Warrants are not exercisable within 60 days of April 11, 2022.

(2)	Consists of 1,428,570 shares of Common Stock issued in connection with the closing of the Private Placement and 714,285 shares of Common Stock issuable upon exercise of Series A Warrants. Atalan Capital Partners, LP (“ACP”), is the investment manager of Atalan Master Fund, LP (“AMF”). Atalan Capital Partners (GP), LLC (“ACPGP”) is the general partner of ACP. Atalan GP, LLC (“AGP”) is the general partner of AMF. David R. Thomas is the managing member of ACPGP and AGP and may be deemed to have sole voting and investment power with respect to these shares of Common Stock. AMF disclaims beneficial ownership of these shares of Common Stock. The address of the listed selling stockholder is c/o Atalan Capital Partners, LP, 140 East 45th Street, 17th Floor, New York, NY 10017.

(3)	Consists of 154,878 shares of Common Stock issued in connection with the closing of the Private Placement and 77,439 shares of Common Stock issuable upon exercise of Series A Warrants. Encompass Capital Advisors LLC is the Sub-Manager of the listed selling stockholder. Todd Kantor is the managing member of Encompass Capital Advisors LLC and may be deemed to exercise voting and investment power with respect to the shares of Common Stock held by the listed selling stockholder. The address of the listed selling stockholder is c/o Encompass Capital Advisors LLC, 200 Park Avenue, 11th Floor, New York, NY 10166.

(4)	Consists of 526,700 shares of Common Stock issued in connection with the closing of the Private Placement and 263,350 shares of Common Stock issuable upon exercise of Series A Warrants. Sylebra Capital Limited (“Sylebra HK”) may be deemed to beneficially own shares of Common Stock by virtue of its position as the investment sub-adviser to Sylebra Capital Partners Master Fund, Ltd, (“SCP MF”), Sylebra Capital Parc Master Fund (“PARC MF”), Sylebra Capital Menlo Master Fund (“Menlo MF”) and other advisory clients. Sylebra Capital Management (“Sylebra Cayman”) is the investment manager and the parent of Sylebra HK. Sylebra Cayman owns 100% of the shares of Sylebra HK, and Daniel Patrick Gibson (“Gibson”) owns 100% of the shares of Sylebra Cayman. In such capacities, Sylebra HK, Sylebra Cayman, and Gibson may be deemed to share voting and dispositive power over these shares of Common Stock held by SCP MF, PARC MF, Menlo MF and other advisory clients. The address of each of the entities referenced above is c/o Sylebra Capital Limited, 20th Floor, 28 Hennessy Road, Wan Chai, Hong Kong.

(5)	Consists of 947,600 shares of Common Stock issued in connection with the closing of the Private Placement and 473,800 shares of Common Stock issuable upon exercise of Series A Warrants. Sylebra HK may be deemed to beneficially own shares of Common Stock by virtue of its position as the investment sub-adviser to SCP MF, PARC MF, Menlo MF and other advisory clients. Sylebra Cayman is the investment manager and the parent of Sylebra HK. Sylebra Cayman owns 100% of the shares of Sylebra HK, and Gibson owns 100% of the shares of Sylebra Cayman. In such capacities, Sylebra HK, Sylebra Cayman, and Gibson may be deemed to share voting and dispositive power over these shares of Common Stock held by SCP MF, PARC MF, Menlo MF and other advisory clients. The address of each of the entities referenced above is c/o Sylebra Capital Limited, 20th Floor, 28 Hennessy Road, Wan Chai, Hong Kong.

(6)	Consists of 714,300 shares of Common Stock issued in connection with the closing of the Private Placement and 357,150 shares of Common Stock issuable upon exercise of Series A Warrants. The address of the listed selling stockholder is c/o Sylebra Capital Limited, 20th Floor, 28 Hennessy Road, Wan Chai, Hong Kong.

(7)

Consists of 463,704 shares of Common Stock issued in connection with the closing of the Private Placement and 231,852 shares of Common Stock issuable upon exercise of Series A Warrants. Encompass Capital Advisors LLC is the Investment Manager of the listed selling stockholder. Todd Kantor is the managing member of Encompass Capital Advisors LLC and may be deemed to exercise voting and investment power with respect to the shares of Common Stock held by the listed selling stockholder. The address of the listed selling stockholder is c/o Encompass Capital Advisors LLC, 200 Park Avenue, 11th Floor, New York, NY 10166.

(8)	Consists of 38,726 shares of Common Stock issued in connection with the closing of the Private Placement and 19,363 shares of Common Stock issuable upon exercise of Series A Warrants. Encompass Capital Advisors LLC is the Investment Manager of the listed selling stockholder. Todd Kantor is the managing member of Encompass Capital Advisors LLC and may be deemed to exercise voting and investment power with respect to the shares of Common Stock held by the listed selling stockholder. The address of the listed selling stockholder is c/o Encompass Capital Advisors LLC, 200 Park Avenue, 11th Floor, New York, NY 10166.

(9)	Consists of 771,262 shares of Common Stock issued in connection with the closing of the Private Placement and 385,631 shares of Common Stock issuable upon exercise of Series A Warrants. Encompass Capital Advisors LLC is the Investment Manager of the listed selling stockholder. Todd Kantor is the managing member of Encompass Capital Advisors LLC and may be deemed to exercise voting and investment power with respect to the shares of Common Stock held by the listed selling stockholder. The address of the listed selling stockholder is c/o Encompass Capital Advisors LLC, 200 Park Avenue, 11th Floor, New York, NY 10166.

(10)	Consists of 142,900 shares of Common Stock issued in connection with the closing of the Private Placement and 71,450 shares of Common Stock issuable upon exercise of Series A Warrants. Gibson may be deemed to share voting and dispositive power over the Common Stock held by Gibsons’ Korner LLC (“GK LLC”). The address of GK LLC is c/o Sylebra Capital Limited, 20th Floor, 28 Hennessy Road, Wan Chai, Hong Kong.

(11)	Consists of 428,570 shares of Common Stock issued in connection with the closing of the Private Placement and 214,285 shares of Common Stock issuable upon exercise of Series A Warrants. Howard Hughes Medical Institute (“HHMI”) is a nonprofit Delaware corporation qualified under 501(c)(3) of the Internal Revenue Code of 1986 and has no stockholders or beneficial owners. Voting and dispositive power with respect to these shares of Common Stock held by HHMI is exercised by Donald Koch as Chief Investment Officer. The principal business address of HHMI is 4000 Jones Bridge Road, Chevy Chase, MD 20815.

(12)	Consists of 714,284 shares of Common Stock issued in connection with the closing of the Private Placement and 357,142 shares of Common Stock issuable upon exercise of Series A Warrants. Mr. Fieler currently serves on the Board of Directors of the Company. The business address for Mr. Fieler is 85 Turtle Crawl West Bay, Grand Cayman.

(13)	Consists of 71,400 shares of Common Stock issued in connection with the closing of the Private Placement and 35,700 shares of Common Stock issuable upon exercise of Series A Warrants. The address of the listed selling stockholder is c/o Sylebra Capital Limited, 20th Floor, 28 Hennessy Road, Wan Chai, Hong Kong.

(14)	Consists of 142,856 shares of Common Stock issued in connection with the closing of the Private Placement and 71,428 shares of Common Stock issuable upon exercise of Series A Warrants. Mr. Otworth currently serves as the Company’s Chief Executive Officer and on the Company’s Board of Directors. The address of the listed selling stockholder is 5950 Hazeltine National Drive, Suite 650, Orlando, FL 32822.

(15)	Consists of 1,000,000 shares of Common Stock issued in connection with the closing of the Private Placement and 500,000 shares of Common Stock issuable upon exercise of Series A Warrants. Ryan L. Matney, as Vice President and Chief Investment Officer of Waycrosse, Inc., which is the duly appointed Manager of Multi-Asset Strategies Fund, LLC, may be deemed to have sole voting and investment power with respect to these shares of Common Stock. The address of the listed selling stockholder is 15407 McGinty Road West, MS-28, Wayzata, MN 55391.

(16)	Consists of 1,428,570 shares of Common Stock issued in connection with the closing of the Private Placement and 714,285 shares of Common Stock issuable upon exercise of Series A Warrants. President and Fellows of Harvard College has delegated investment authority over the securities being registered for resale to Harvard Management Company Inc. Narv Narvekar, Chief Executive Officer of Harvard Management Company Inc. has sole voting and investment power over these shares of Common Stock. The address of the listed Selling Stockholder is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, MA 02210.

(17)	Consists of 2,142,856 shares of Common Stock issued in connection with the closing of the Private Placement and 1,071,428 shares of Common Stock issuable upon exercise of Series A Warrants. Pure Crown LLC is managed by HCC Manager LLC pursuant to the Limited Liability Company Agreement of Pure Crown LLC. Voting and investment power over these PCT Units is exercised jointly by the three individuals who are the managers of HCC Manager LLC, and voting and disposition decisions require the approval of a majority of such managers. Accordingly, none of these managers individually has voting or investment power over such PCT Units pursuant to Exchange Act Rule 13d-3, and therefore no individual is deemed to be the beneficial owner of the PCT Units held by Pure Crown LLC. Ms. Tanya Burnell, a member of the Company’s Board of Directors, is an employee of CC Industries, Inc. which is an affiliate of Henry Crown and Company, which is an affiliate of Pure Crown LLC. The business address of HCC Manager LLC is 222 N LaSalle Street, Suite 2000, Chicago, Illinois 60601.

(18)	Consists of 370,381 shares of Common Stock issued in connection with the closing of the Private Placement and 185,191 shares of Common Stock issuable upon exercise of Series A Warrants. The reported securities are directly owned by Samlyn Long Alpha Master Fund, Ltd., and may be deemed to be indirectly beneficially owned by Samlyn Capital, LLC (“Samlyn Capital”), as the investment manager of Samlyn Long Alpha Master Fund. The reported securities may also be deemed to be indirectly beneficially owned by Robert Pohly as the principal of Samlyn Capital and Director of Samlyn Long Alpha Master Fund. Samlyn Capital and Robert Pohly disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interests therein, and this report shall not be deemed an admission that either of them are the beneficial owners of the securities for purposes of Section 16 of the Exchange Act, or for any other purpose. The address of the listed selling stockholder is c/o Samlyn Capital, LLC, 500 Park Avenue, New York, NY 10022.

(19)	Consists of 2,123,555 shares of Common Stock issued in connection with the closing of the Private Placement and 1,061,777 shares of Common Stock issuable upon exercise of Series A Warrants. The reported securities are directly owned by Samlyn Net Neutral Master Fund, Ltd., and may be deemed to be indirectly beneficially owned by Samlyn Capital, as the investment manager of Samlyn Net Neutral Master Fund. The reported securities may also be deemed to be indirectly beneficially owned by Robert Pohly as the principal of Samlyn Capital and Director of Samlyn Net Neutral Master Fund. Samlyn Capital and Robert Pohly disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interests therein, and this report shall not be deemed an admission that either of them are the beneficial owners of the securities for purposes of Section 16 of the Exchange Act, or for any other purpose. The address of the listed selling stockholder is c/o Samlyn Capital, LLC, 500 Park Avenue, New York, NY 10022.

(20)	Consists of 2,260,676 shares of Common Stock issued in connection with the closing of the Private Placement and 1,130,338 shares of Common Stock issuable upon exercise of Series A Warrants. The reported securities are directly owned by Samlyn Offshore Master Fund, Ltd., and may be deemed to be indirectly beneficially owned by Samlyn Capital, LLC (“Samlyn Capital”), as the investment manager of Samlyn Offshore Master Fund. The reported securities may also be deemed to be indirectly beneficially owned by Robert Pohly as the principal of Samlyn Capital and Director of Samlyn Offshore Master Fund. Samlyn Capital and Robert Pohly disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interests therein, and this report shall not be deemed an admission that either of them are the beneficial owners of the securities for purposes of Section 16 of the Exchange Act, or for any other purpose. The address of the listed selling stockholder is c/o Samlyn Capital, LLC, 500 Park Avenue, New York, NY 10022.

(21)	Consists of 959,672 shares of Common Stock issued in connection with the closing of the Private Placement and 479,836 shares of Common Stock issuable upon exercise of Series A Warrants. The reported securities are directly owned by Samlyn Onshore Fund, LP, and may be deemed to be indirectly beneficially owned by (i) Samlyn Capital, as the investment manager of Samlyn Onshore Fund, and (ii) Samlyn Partners, LLC (“Samlyn Partners”), as the general partner of Samlyn Onshore Fund. The reported securities may also be deemed to be indirectly beneficially owned by Robert Pohly as the principal of Samlyn Capital and Managing Member of Samlyn Partners. Samlyn Capital, Samlyn Partners and Robert Pohly disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interests therein, and this report shall not be deemed an admission that any of them are the beneficial owners of the securities for purposes of Section 16 of the Exchange Act or for any other purpose. The address of the listed selling stockholder is c/o Samlyn Capital, LLC, 500 Park Avenue, New York, NY 10022.

(22)	Consists of 7,857,142 shares of Common Stock issued in connection with the closing of the Private Placement and 3,928,571 shares of Common Stock issuable upon exercise of Series A Warrants. The board of directors of SK Geo Centric Co. Ltd., acting by majority, has voting and investment power over these shares of Common Stock. As of the date hereof, the members of the board of directors are Kyungsoo Na, Ansup Choi, Woo-one Joo, Jun Kim and Hwanjun Choi. Accordingly, none of the directors individually has voting or investment power over these shares of Common Stock, and none of the directors is deemed to be the beneficial owner of these shares of Common Stock. The address of the listed selling stockholder is 26, Jong-ro, Jongno-gu, Seoul, Republic of Korea 03188.

(23)	Consists of 1,437,800 shares of Common Stock issued in connection with the closing of the Private Placement and 718,900 shares of Common Stock issuable upon exercise of Series A Warrants. Sylebra HK may be deemed to beneficially own shares of Common Stock by virtue of its position as the investment sub-adviser to SCP MF, PARC MF, Menlo MF and other advisory clients. Sylebra Cayman is the investment manager and the parent of Sylebra HK. Sylebra Cayman owns 100% of the shares of Sylebra HK, and Gibson owns 100% of the shares of Sylebra Cayman. In such capacities, Sylebra HK, Sylebra Cayman, and Gibson may be deemed to share voting and dispositive power over these shares of Common Stock held by SCP MF, PARC MF, Menlo MF and other advisory clients. In addition, Gibson may be deemed to share voting and dispositive power over the Common Stock held by GK LLC. The address of each of the entities referenced above is c/o Sylebra Capital Limited, 20th Floor, 28 Hennessy Road, Wan Chai, Hong Kong.

(24)	Consists of 2,579,900 shares of Common Stock issued in connection with the closing of the Private Placement and 1,289,950 shares of Common Stock issuable upon exercise of Series A Warrants. Sylebra HK may be deemed to beneficially own shares of Common Stock by virtue of its position as the investment sub-adviser to SCP MF, PARC MF, Menlo MF and other advisory clients. Sylebra Cayman is the investment manager and the parent of Sylebra HK. Sylebra Cayman owns 100% of the shares of Sylebra HK, and Gibson owns 100% of the shares of Sylebra Cayman. In such capacities, Sylebra HK, Sylebra Cayman, and Gibson may be deemed to share voting and dispositive power over these shares of Common Stock held by SCP MF, PARC MF, Menlo MF and other advisory clients. In addition, Gibson may be deemed to share voting and dispositive power over the Common Stock held by GK LLC. The address of each of the entities referenced above is c/o Sylebra Capital Limited, 20th Floor, 28 Hennessy Road, Wan Chai, Hong Kong.

(25)	Consists of 5,579,400 shares of Common Stock issued in connection with the closing of the Private Placement and 2,789,700 shares of Common Stock issuable upon exercise of Series A Warrants. Sylebra HK may be deemed to beneficially own shares of Common Stock by virtue of its position as the investment sub-adviser to SCP MF, PARC MF, Menlo MF and other advisory clients. Sylebra Cayman is the investment manager and the parent of Sylebra HK. Sylebra Cayman owns 100% of the shares of Sylebra HK, and Gibson owns 100% of the shares of Sylebra Cayman. In such capacities, Sylebra HK, Sylebra Cayman, and Gibson may be deemed to share voting and dispositive power over these shares of Common Stock held by SCP MF, PARC MF, Menlo MF and other advisory clients. In addition, Gibson may be deemed to share voting and dispositive power over the Common Stock held by GK LLC. The address of each of the entities referenced above is c/o Sylebra Capital Limited, 20th Floor, 28 Hennessy Road, Wan Chai, Hong Kong.

(26)	Consists of 1,428,570 shares of Common Stock issued in connection with the closing of the Private Placement and 714,285 shares of Common Stock issuable upon exercise of Series A Warrants. Mr. Glockner has sole voting and investment power over the shares of common stock of the Issuer held by The Glockner Chevrolet Company. The address of the listed selling stockholder is P.O. Box 1308, Portsmouth, OH 45662.

Material Relationships with Selling Stockholders

The description of our relationships with the selling stockholders and their affiliates set forth in “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A filed on April 1, 2022 is incorporated by reference herein.

PLAN OF DISTRIBUTION

We are registering the offer and sale, on a resale basis, by the Selling Stockholders or their permitted transferees of up to 53,571,408 shares of Common Stock, consisting of (i) 35,714,272 shares of Common Stock issued and outstanding and (ii) 17,857,136 shares of Common Stock issuable upon exercise of the Series A Warrants.

Our Common Stock, Company Warrants and units are listed on NASDAQ under the symbols “PCT,” “PCTTW” and “PCTTU,” respectively.

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in underwritten transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	distribution to members, limited partners or stockholders of Selling Stockholders;

•	“at the market” or through market makers or into an existing market for the shares;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, provided that the Selling Stockholders meet the criteria and conform to the requirements of that rule, or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the subscriber of securities, from the subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with applicable FINRA rules.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incident to the registration of the shares of Common Stock to be offered and sold pursuant to this prospectus by the Selling Stockholders. The Company has also agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or the Exchange Act. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of securities. The Company has agreed to keep this prospectus effective until the earlier of (i) two years from the effective date of the registration statement of which this prospectus forms a part and (ii) the date on which all of the securities offered pursuant to this prospectus have been sold.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Jones Day. Certain legal matters in connection with this offering will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act that registers the shares of Common Stock covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to us and our Common Stock, you should refer to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in or incorporated by reference into this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or one of our filings with the SEC that is incorporated by reference into the registration statement, please see the copy of the contract or document that has been filed. Each statement contained in or incorporated by reference into this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Additionally, we make available, free of charge, on our website at https://ir.purecycle.com/, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained on or through that site, other than documents we file with the SEC that are specifically incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) on and after the date of the initial filing of the registration statement of which this prospectus is a part prior to the effectiveness of the registration statement, (2) prior to the effectiveness of the registration statement of which this prospectus is a part, and (3) after the date of effectiveness of this prospectus until the offering of the underlying securities is terminated; provided, however, we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2021, filed with the SEC on March 29, 2022;

•	our Current Reports on Form 8-K filed with the SEC on March 8, 2022, March 9, 2022 (except with respect to Item 2.02 and Item 7.01), March 10, 2022, March 17, 2022, March 18, 2022 and April 26, 2022; and

•	the description of our Common Stock contained in our Registration Statement on Form 8-A, registering our Common Stock under Section 12(b) under the Exchange Act, filed with the SEC on March 17, 2021, as updated by the description of our Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2021 and any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: PureCycle Technologies, Inc., 5950 Hazeltine National Drive, Suite 650, Orlando, Florida, 32822; telephone number (877) 648-3565.

PURECYCLE TECHNOLOGIES, INC.

53,571,408 Shares of Common Stock

PROSPECTUS

May 6, 2022